Exhibit 99.1

SWM ANNOUNCES FIRST QUARTER 2017 RESULTS

ALPHARETTA, GA, May 3, 2017 -- Schweitzer-Mauduit International, Inc. ("SWM" or the "Company") (NYSE: SWM) reported earnings results for the three month period ended March 31, 2017.

Adjusted measures are reconciled to GAAP at the end of this release. All financial measures are from continuing operations and per share data is on a diluted basis. All financial and operational comparisons are versus the comparable prior year period. Key definitions: Advanced Materials & Structures segment (AMS), Engineered Papers segment (EP), Low Ignition Propensity (LIP), and Reconstituted Tobacco Leaf (RTL)

First Quarter 2017 Financial Summary

•	Net sales increased 9% to $233.3 million; excluding Conwed acquisition (organic), net sales decreased 4%

•
Operating profit was $26.6 million, or 11.4% of net sales, down from $31.6 million, or 14.7% of net sales; adjusted operating profit was $35.6 million, or 15.3% of net sales, down from $36.5 million, or 17.0% of net sales

•	GAAP EPS was $0.45, down 35%; Adjusted EPS was $0.66, down 18%

•	Advanced Materials & Structures' organic net sales increased and Conwed integration is underway; within Engineered Papers, LIP and RTL volumes both declined as expected

First Quarter 2017 Business Highlights

•	Advanced Materials & Structures segment organic net sales increased 3%, driven by strong growth into the transportation end-market; net sales increased 41% including the Conwed acquisition

•
AMS segment GAAP and adjusted operating profit margins expanded 160 and 470 basis points, respectively, reflecting organic sales growth, solid base business profitability, and the addition of acquired operations

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SG&A and procurement synergy execution are on track for strong expected 2H:17 savings, and management has begun planning the 2018 consolidation of a legacy AMS site to drive significant manufacturing synergies

•	Engineered Papers segment net sales decreased 7%, due mainly to anticipated declines in LIP and RTL; total segment volume declined 5%

•	EP segment GAAP and adjusted operating profit margins decreased 450 and 470 basis points, respectively, due primarily to the previously anticipated impact of high-margin LIP and RTL declines

•	The Company also recently announced a planned Chief Executive Officer transition

Frederic Villoutreix, Co-CEO, commented, "First quarter Adjusted EPS of $0.66 was a solid start to the year, and we are pleased with several positive themes throughout the business relating to both our 2017 performance and longer-term outlook. We have returned to delivering organic sales growth in AMS, as surface protection films led the portfolio with solid double-digit gains. AMS segment margins benefited from strength of these high value products, the positive mix effect of exiting certain commodity-grade industrial sales, and the addition of Conwed's high margin operations. In addition to the near-term SG&A and resin purchasing synergies already materializing through integration, we have initiated a significant footprint optimization project with the phased closing of a legacy AMS facility. We intend to absorb that plant's capacity across the existing infrastructure. These actions are the key catalysts for realizing our $10 million synergy goal as we leverage increased scale, reduce fixed costs, and concentrate production in our best performing sites."

"Engineered Papers performed generally as expected with LIP and RTL volume declines impacting the top line and profit margins. LIP sales faced a difficult comparison given our customers' inventory builds a year ago ahead of European packaging regulatory changes, and for RTL we continued to absorb the effects of certain customers re-blending their cigarettes to favor oversupplied natural tobacco leaf versus our products. Despite these challenges, and some manufacturing inefficiencies in certain sites, adjusted segment operating profit margin remained above 20%. Though not yet material to financial results, emerging customer demand for innovative reconstituted tobacco products used in next-generation Heat-not-Burn devices supports our optimism that this application could offer an attractive long-term offset to attrition-based declines for traditional RTL."

Mr. Villoutreix concluded, "Looking at the remainder of 2017, our Adjusted EPS guidance of $3.15 implies relatively stable results versus last year. For AMS, we expect to deliver continued organic sales growth and strong year-over-year margin improvements, achieve Conwed's expected accretion, and execute our synergy plans. For Engineered Papers, we expect the difficult year-over-year comparisons for LIP volumes to ease, RTL volume declines to remain challenging, Heat-not-Burn sales to ramp up, and segment margins to improve sequentially from first quarter results.

With regards to the announced management transition, it has been a great privilege to serve as SWM's leader for more than a decade. With nearly 50% of revenues now outside of the tobacco industry, our strategic diversification actions since 2013 have repositioned SWM as a more balanced enterprise. Engineered Papers generates substantial cash flow for internal investments and shareholder dividends and AMS offers strong top-and-bottom line growth opportunities across multiple attractive end-markets. I believe this combination creates a foundation for sustainable long-term profit growth."

CEO Transition

At the end of the first quarter, the Company announced a planned management transition. Effective Friday, May 5th, Jeffrey Kramer, PhD will assume the role of sole Chief Executive Officer. Dr. Kramer recently served as President and CEO of J.A.M. Distributing, which was acquired by Brenntag AG, a German-based chemicals distributor. He previously spent 25 years at Air Products and Chemicals, Inc. (NYSE:APD).

Dr. Kramer, Co-CEO, commented, "SWM's vibrant culture of customer-driven innovation paired with a rigorous operational excellence discipline provides a firm foundation to build upon, and I look forward to leading the next phase of our evolution. We will remain focused on advancing the strategic momentum of AMS, maximizing the value of the highly profitable, mature paper franchise, and exploring additional avenues of internal growth and potential acquisitions. I believe SWM has significant opportunities ahead to further our successful transformation into a more growth-oriented enterprise and create meaningful value for our employees, customers, and investors."

First Quarter 2017 Financial Results

Advanced Materials & Structures segment net sales were $100.0 million, up 41%, including the Conwed acquisition. Organic net sales increased 3%, driven by double-digit growth in surface protection films for automotive paint protection and glass lamination applications sold into the transportation end-market. Filtration sales were flattish while industrial growth was offset by soft medical sales. Conwed's overall results for the first three months of 2017 were generally in line with our expectations, with double-digit growth in core erosion control products into the infrastructure and construction end-markets. Base business volume growth and favorable sales mix shifts, including growth in surface protection products and the exit of low-margin industrial sales, together with contributions from Conwed and early-stage synergies, drove margin expansion. GAAP operating profit was $8.9 million, up 71%; adjusted operating profit was $17.2 million, up 93%. GAAP and adjusted operating profit margins expanded 160 and 470 basis points, respectively.

Engineered Papers segment net sales were $133.3 million, down 7%, driven primarily by a 5% overall volume decline. As anticipated, LIP volume was lower as 1Q:16 results were particularly strong due to customer-driven inventory builds, and RTL volumes were impacted by re-blending decisions by certain customers. These declines were partially offset by non-tobacco volume growth. A net negative price/mix impact and anticipated lower LIP licensing royalties combined for the remaining 2% of the sales decrease. Operating profit margin was negatively affected by the decrease in high-margin LIP and RTL volumes and manufacturing inefficiencies compared to the prior year period. In 1Q:16, the LIP inventory build benefited margins due to high asset utilization and overhead absorption. In addition, certain production line restarts in 1Q:17 (from planned year-end shutdowns) resulted in inefficiencies, which were addressed mid-quarter. Segment SG&A expenses were favorable to the prior year. GAAP operating profit was $26.9 million, down 24%; adjusted operating profit was $27.4 million, down 25%. GAAP and adjusted operating profit margin declined 450 and 470 basis points, respectively.

Unallocated GAAP expenses were $9.2 million, up 1%; unallocated adjusted expenses were $9.0 million, up 2%. Costs associated with the CEO transition more than offset declines in other areas such as consulting fees and integration.

Consolidated net sales were $233.3 million, up 9%, but decreased 4% on an organic basis. The Conwed acquisition (closed on January 20, 2017) contributed $26.6 million of incremental net sales. GAAP operating profit was $26.6 million, down 16%, and GAAP operating profit margin was 11.4%, down 330 basis points. Adjusted operating profit was $35.6 million, down 2%, and adjusted operating profit margin was 15.3%, down 170 basis points. Adjusted EBITDA was $43.9 million, down 5%, and adjusted EBITDA margin was 18.8%, down 280 basis points.

GAAP income was $13.7 million, down 35%; this equated to GAAP EPS of $0.45. Adjusted income was $19.8 million, down 19%; this equated to Adjusted EPS of $0.66. Interest expense was $5.8 million, up $1.2 million due to the Conwed acquisition. The Company recognized a $0.04 per share gain in 1Q:16 related to the sale of water rights; no comparable gain was recognized this quarter. The Company's effective tax rate was 34.3%, up from 27.6%, due to a higher concentration of U.S. profits, lower foreign tax credits, tax rate increases in certain jurisdictions, and certain discrete items. Absent the discrete items, the effective tax rate in 1Q:17 would have been 32.1%. The Chinese JVs were neutral GAAP EPS and Adjusted EPS, similar to last year. Net currency movements had an immaterial impact on sales and operating profits; translation impact of net currency movements was negative $0.01 to both GAAP EPS and Adjusted EPS.

Non-GAAP Adjustments reflect items included in GAAP operating profit, income, and EPS, but excluded from adjusted operating profit, income, and EPS. The most significant item was purchase accounting expenses, which were $0.18 per share, up $0.12. These expenses capture the ongoing non-cash intangible asset amortization, as well as non-cash one-time inventory step-up charges, associated with AMS acquisitions. Restructuring and impairment expenses were $0.03 per share, down $0.02.

Cash Flow, Debt, & Dividend

Year-to-date cash provided by operating activities was $12.9 million, down $4.8 million. The Company's working capital-related cash outflows were $19.3 million, up $5.4 million. Capital spending and capitalized software totaled $11.9 million, up $7.2 million, due in part to investments for specialty filtration paper production. Free Cash Flow was $1.0 million, down $12.0 million due to lower profitability and capital spending timing. The Company paid dividends totaling $12.9 million to shareholders in April 2017.

Net debt was $626.3 million on March 31, 2017, versus $333.0 million at December 31, 2016 due mainly to the closing of the Conwed acquisition. Pursuant to the debt covenants and certain adjustments to foreign cash balances contained in the Company’s credit facility, the Company's net debt to adjusted EBITDA was approximately 3.2x as of March 31, 2017.

The Company announced that a quarterly cash dividend of $0.42 per share will be payable on June 23, 2017 to stockholders of record as of May 26, 2017.

2017 Financial Outlook (as issued in February 2017)

In February 2017, the Company issued annual guidance of $3.15 for 2017E Adjusted EPS. This equates to $2.52 of GAAP EPS. The adjusted EPS estimate excludes $0.09 per share of restructuring expenses and $0.54 per share of non-cash purchase accounting expenses related to AMS segment acquisitions.

The Company expects 2017 capital expenditures and capitalized software spending to total approximately $35 million.

Conference Call

SWM will hold a conference call to review first quarter 2017 results with investors and analysts at 8:30 a.m. Eastern time on Thursday, May 4, 2017. The earnings conference call will be simultaneously broadcast over the Internet at www.swmintl.com. To listen to the call, please go to the Company’s Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software. For those unable to listen to the live broadcast, a replay will be available on the Company’s Web site shortly after the call.

SWM will use a presentation in conjunction with its conference call. The presentation can be found on the Company's Web site in advance of the earnings conference call. The presentation can also be accessed via the earnings conference call webcast.

About SWM

SWM is a leading global provider of highly engineered solutions and advanced materials for a variety of industries. Historically, SWM primarily served the tobacco industry, which remains a key focus. SWM also manufactures specialty papers for other applications and is executing a strategic transformation to diversify its product portfolio. SWM’s Advanced Materials & Structures segment, which focuses on resin-based rolled goods, includes DelStar Technologies, acquired in 2013, Argotec in late 2015, Conwed in early 2017, and other recent acquisitions. These acquisitions expanded the Company’s product portfolio and end-markets served to include filtration, transportation, construction & infrastructure, medical, and industrial. SWM and its subsidiaries conduct business in over 90 countries and employ approximately 3,400 people worldwide, with operations in the United States, United Kingdom, Canada, France, Luxembourg, Russia, Brazil, Poland, Belgium and China, including two joint ventures. For further information, please visit SWM's Web site at www.swmintl.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws that are subject to the safe harbor created by such laws and other legal protections.  Forward-looking statements include, without limitation, those regarding 2017 guidance and future performance, future market and EPS trends, future EPS contributions of our China JVs and RTL, AMS margins, sales and volume trends, Argotec financial results, growth prospects, capital spending, currency rates and trends and impact on EPS, 2017 momentum, future cash flows, effective tax rates, 2017 LIP sales trends, future RTL volumes, LIP pricing and royalties, diversification efforts of our AMS segment, accretion from the Conwed acquisition, future results of DelStar, interest rate swap impacts, future growth of non-tobacco sales, benefits of AMS' new enterprise resource planning system, and other statements generally identified by words such as "believe," "expect," "intend," "plan," "potential," "anticipate," "project," "appear," "should," "could," "may," "typically," "will," and similar words. These statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from our expectations as of the date of this release. These risks include, among other things, those set forth in Part I, Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2016, as well as the following factors:

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Changes in sales or production volumes, pricing and/or manufacturing costs of reconstituted tobacco products, cigarette paper (including for lower ignition propensity cigarettes), filtration-related products due to changing customer demands (including any change by our customers in their tobacco and tobacco-related blends for their cigarettes, their target inventory levels and/or the overall demand for their products), new technologies such as e-cigarettes, inventory adjustments and rebalancings, competition or otherwise;

•	Changes in the Chinese economy, including relating to the demand for reconstituted tobacco, premium cigarettes and netting;

•	Risks associated with the implementation of our strategic growth initiatives, including diversification, and the Company's understanding of, and entry into, new industries and technologies;

•	Changes in the source and intensity of competition in our commercial segments, including in Asia regarding our AMS business;

•	Our ability to attract and retain key personnel, due to our prior restructuring actions, the tobacco industry in which we operate or otherwise;

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Weather conditions, including potential impacts, if any, from climate change, known and unknown, seasonality factors that affect the demand for virgin tobacco leaf and natural disasters or unusual weather events;

•	Increases in commodity prices and lack of availability of such commodities, including energy, wood pulp and resins, could impact the sales and profitability of our products;

•	Adverse changes in the oil, gas, and mining sectors impacting key AMS segment customers;

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Increases in operating costs due to inflation or otherwise, such as labor expense, compensation and benefits costs, including costs related to the comprehensive health care reform law enacted in the US in 2010;

•	Employee retention and labor shortages;

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Changes in employment, wage and hour laws and regulations in the U.S., France and elsewhere, including loi de Securisation de l'emploi, unionization rule and regulations by the National Labor Relations Board, equal pay initiatives, additional anti-discrimination rules or tests and different interpretations of exemptions from overtime laws;

•	Labor strikes, stoppages, disruptions or other disruptions at our facilities;

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Existing and future governmental regulation and the enforcement thereof, for example relating to the tobacco industry, taxation and the environment (including the impact thereof on our Chinese joint ventures);

•	New reports as to the effect of smoking on human health or the environment;

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Changes in general economic, financial and credit conditions in the U.S., Europe, China and elsewhere, including the impact thereof on currency exchange rates (including any weakening of the euro and Real) and on interest rates;

•	Changes in the manner in which we finance our debt and future capital needs, including potential acquisitions;

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The success of, and costs associated with, our current or future restructuring initiatives, including the granting of any needed governmental approvals and the occurrence of work stoppages or other labor disruptions;

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Changes in the discount rates, revenue growth, cash flow growth rates or other assumptions used by the Company in its assessment for impairment of assets and adverse economic conditions or other factors that would result in significant impairment charges;

•	The failure of one or more material suppliers, including energy, resin and pulp suppliers, to supply materials as needed to maintain our product plans and cost structure;

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International conflicts and disputes such as those involving the Russian Federation and the Middle East, which restrict our ability to supply product in the affected regions due to the corresponding effects on demand, the application of international sanctions, or practical consequences on transportation, banking transactions, or other commercial activities in troubled regions;

•	The pace and extent of further international adoption of LIP cigarette standards and the nature of standards so adopted;

•	Risks associated with our 50%-owned, non-U.S. joint ventures relating to control and decision-making, compliance, accounting standards, transparency and customer relations, among others;

•	A failure in our risk management and/or currency or interest rate swaps and hedging programs, including the failures of any insurance company or counterparty;

•	The number, type, outcomes (by judgment or settlement) and costs of legal, tax, regulatory or administrative proceedings, litigation and/or amnesty programs, including those in Brazil;

•	The outcome and cost of LIP-related intellectual property infringement and validity litigation in Europe and the European Patent Office opposition proceedings;

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Risks associated with acquisitions or other strategic transactions, including acquired liabilities and restrictions, retaining customers from businesses acquired, achieving any expected results or synergies from acquired businesses, complying with new regulatory frameworks, difficulties in integrating acquired businesses or implementing strategic transactions generally and risks associated with international acquisition transactions, including in countries where we do not currently have a material presence;

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Risks associated with dispositions, including post-closing claims being made against us, disruption to our other businesses during a sale process or thereafter, credit risks associated with any buyer of such disposed assets and our ability to collect funds due from any such buyer;

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Risks associated with our global asset realignment initiatives, including: changes in tax law, treaties, interpretations, or regulatory determinations; audits made by applicable regulatory authorities and/or our auditor; and our ability to operate our business in a manner consistent with the regulatory requirements for such realignment;

•	Increased taxation on tobacco-related products;

•	Costs and timing of implementation of any upgrades or changes to our information technology systems;

•	Failure by us to comply with any privacy or data security laws or to protect against theft of customer, employee and corporate sensitive information;

•	Changes in tax rates, the adoption of new U.S. or international tax legislation or exposure to additional tax liabilities;

•	Changes in construction and infrastructure spending and its impact on demand for certain products;

•	Potential loss of consumer awareness and demand for acquired companies’ products if it is decided to rebrand those products under the Company’s legacy brand names; and

•	Other factors described elsewhere in this document and from time to time in documents that we file with the SEC.

All forward-looking statements made in this document are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this document, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such, and should only be viewed as historical data.

For additional factors and further discussion of these factors, please see SWM's Annual Report on Form 10-K for the period ended December 31, 2016 and other reports we file from time to time. The financial results reported in this release are unaudited.

Non-GAAP Financial Measures

Certain financial measures and comments contained in this press release exclude restructuring expenses, certain purchase accounting adjustments related to AMS segment acquisitions, interest expense, income tax provision, capital spending, capitalized software, and depreciation and amortization. This press release also provides certain information regarding the Company's financial results excluding currency impacts. This information estimates the impact of changes in foreign currency rates on the translation of the Company's current financial results as compared to the applicable comparable period and is derived by translating the current local currency results into U.S. Dollars based upon the foreign currency exchange rates for the applicable comparable period. Financial measures which exclude or include these items have not been determined in accordance with accounting principles generally accepted in the United States (GAAP) and are therefore "non-GAAP" financial measures. Reconciliations of these non-GAAP financial measures to the most closely analogous measure determined in accordance with GAAP are included in the financial schedules attached to this release.

The Company believes that the presentation of non-GAAP financial measures in addition to the related GAAP measures provides investors with greater transparency to the information used by the Company’s management in its financial and operational decision-making. Management also believes that the non-GAAP financial measures provide additional insight for analysts and investors in evaluating the Company’s financial and operational performance in the same way that management evaluates the Company's financial performance. Management believes that providing this information enables investors to better understand the Company’s operating performance and financial condition. These non-GAAP financial measures are not calculated or presented in accordance with, and are not alternatives or substitutes for, financial measures prepared in accordance with GAAP, and should be read only in conjunction with the Company's financial measures prepared in accordance with GAAP.

(Tables to Follow)

SOURCE SWM:

CONTACT
Allison Aden
Chief Financial Officer
+1-770-569-4277
Or
Mark Chekanow
Director of Investor Relations
+1-770-569-4229

Web site: http://www.swmintl.com

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REPORTING
(Dollars in millions)
(Unaudited)

Net Sales
	Three Months Ended March 31,
	2017	2016	% Change
Advanced Materials & Structures	$100.0	$71.0	40.8%
Engineered Papers	133.3	143.6	(7.2)%
Total Consolidated	$233.3	$214.6	8.7%

Operating Profit (Loss) from Continuing Operations
	Three Months Ended March 31,
			Return on Net Sales
	2017	2016	2017	2016
Advanced Materials & Structures	$8.9	$5.2	8.9%	7.3%
Engineered Papers	26.9	35.5	20.2%	24.7%
Unallocated	(9.2)	(9.1)
Total Consolidated	$26.6	$31.6	11.4%	14.7%

Restructuring and Impairment Expenses and Purchase Accounting Adjustments
	Three Months Ended March 31,
	2017	2016
Advanced Materials & Structures	$8.3	$3.7
Engineered Papers	0.5	0.9
Unallocated	0.2	0.3
Total Consolidated	$9.0	$4.9

Adjusted Operating Profit (Loss) from Continuing Operations*
	Three Months Ended March 31,
			Return on Net Sales
	2017	2016	2017	2016
Advanced Materials & Structures	$17.2	$8.9	17.2%	12.5%
Engineered Papers	27.4	36.4	20.6%	25.3%
Unallocated	(9.0)	(8.8)
Total Consolidated	$35.6	$36.5	15.3%	17.0%

* Adjusted Operating Profit (Loss) from Continuing Operations, a non-GAAP financial measure, is calculated by adding Restructuring and Impairment Expenses and Purchase Accounting Adjustments to Operating Profit from Continuing Operations.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DATA
(Dollars in millions, except per share amounts)

	Three Months Ended March 31,
	2017	2016
Operating profit from continuing operations	$26.6	$31.6
Plus: Restructuring and impairment expense	1.1	1.8
Plus: Purchase accounting adjustments	7.9	3.1
Adjusted Operating Profit from Continuing Operations	$35.6	$36.5

Income from continuing operations	$13.7	$21.1
Plus: Restructuring and impairment expense	1.1	1.8
Less: Tax impact of restructuring and impairment expense	(0.4)	(0.4)
Plus: Purchase accounting adjustments	7.9	3.1
Less: Tax impact of purchase accounting adjustments	(2.5)	(1.2)
Adjusted Income from Continuing Operations	$19.8	$24.4

Earnings per share - diluted	$0.45	$0.69
Plus: Loss (income) per share from discontinued operations	—	—
Earnings per share from continuing operations	0.45	0.69
Plus: Restructuring and impairment expense per share	0.04	0.06
Less: Tax impact of restructuring and impairment expense per share	(0.01)	(0.01)
Plus: Purchase accounting adjustments per share	0.26	0.10
Less: Tax impact of purchase accounting adjustments per share	(0.08)	(0.04)
Adjusted Earnings Per Share from Continuing Operations - Diluted	$0.66	$0.80

Income from continuing operations	$13.7	$21.1
Plus: Interest expense	5.8	4.6
Plus: Income tax (benefit) provision	7.1	8.1
Plus: Depreciation & amortization	16.2	10.8
Plus: Restructuring and impairment expense	1.1	1.8
Adjusted EBITDA from Continuing Operations	$43.9	$46.4

Cash provided by operating activities of continuing operations	$12.9	$17.7
Less: Capital spending	(11.1)	(4.5)
Less: Capitalized software costs	(0.8)	(0.2)
Free Cash Flow from Continuing Operations	$1.0	$13.0

	March 31, 2017	December 31, 2016

Total Debt	$726.1	$440.4
Less: Cash	99.8	107.4
Net Debt	$626.3	$333.0

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DATA
(Dollars in millions, except per share amounts)

2017 GUIDANCE FROM CONTINUING OPERATIONS

2017E
2017E Diluted Earnings Per Share from Continuing Operations	$2.52
Plus: Restructuring/Impairment expense, per share	0.13
Less: Tax impact of restructuring/impairment expense, per share	(0.04)
Plus: Purchase accounting expense, per share	0.81
Less: Tax impact of purchase accounting expense, per share	(0.27)
2017E Adjusted Diluted Earnings Per Share from Continuing Operations	$3.15

* Excluded from the above reconciliation are potential transaction costs associated with future acquisitions.